Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release www.aig.com	Contacts: Quentin McMillan (Investors): quentin.mcmillan@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Third Quarter 2021 Financial Results

❖	General Insurance net premiums written grew 11% driven by Commercial Lines growth of 17%

❖	The General Insurance combined ratio improved by 7.5 points to 99.7% from the prior year due to strong underwriting results, including lower catastrophe losses, net of reinsurance (CATs) and reinstatement premiums; and, on an as adjusted* basis, improved by 2.8 points to 90.5%

❖	Separation of the Life and Retirement business from AIG continued, with the sale of a 9.9% equity stake for $2.2 billion in cash recently completed and an IPO on track for 2022

❖	Net income per diluted common share was $1.92 compared to $0.32 in the prior year quarter and adjusted after-tax income attributable to AIG common shareholders* (AATI) per diluted common share of $0.97 increased 20% from $0.81

❖	Repurchased $1.1 billion of AIG common stock and redeemed $1.5 billion of debt

THIRD QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $811 million reflects strong underwriting results; the combined ratio was 99.7, a 7.5 point improvement from the prior year quarter primarily due to strong underwriting results across the portfolio, including lower CATs.

•	Life and Retirement APTI of $877 million reflects higher net investment income and fee income, offset by impacts from the annual actuarial assumption update and unfavorable mortality; Life and Retirement return on adjusted segment common equity* for the third quarter was 12.2%, on an annualized basis.

•	Net income attributable to AIG common shareholders was $1.7 billion, or $1.92 per diluted common share, compared to net income of $281 million, or $0.32 per diluted common share, in the prior year quarter.

•	Adjusted after-tax income attributable to AIG common shareholders was $837 million, or $0.97 per diluted common share, compared to $708 million, or $0.81 per diluted common share, in the prior year quarter due to strong operating performance in General Insurance.

•	As of September 30, 2021, book value per common share was $77.03, an increase of 1% from December 31, 2020. Adjusted book value per common share* was $61.80, an increase of 8% from December 31, 2020. Adjusted tangible book value per share* was $55.89, an increase of 9% from December 31, 2020.

•	Return on common equity (ROCE) and Adjusted ROCE* were 10.2% and 6.5%, respectively, on an annualized basis for the third quarter of 2021.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, November 4, 2021 – American International Group, Inc. (NYSE: AIG) today reported financial results for the third quarter ended September 30, 2021.

AIG President and CEO Peter Zaffino said: “We continue to build momentum and execute on our strategic priorities as evidenced by another quarter of outstanding financial results, as well as significant progress on AIG 200 and the separation of Life and Retirement from AIG. Against the backdrop of a very active CAT season and the ongoing global pandemic, AIG colleagues demonstrated continued resilience and are performing at a high level delivering value to our stakeholders and excellence in all that we do.

“General Insurance delivered very strong results demonstrating the underwriting discipline now embedded in our culture and the benefits of our volatility reduction efforts through a well-articulated risk appetite and reinsurance program that performed well. Net premiums written grew by 11%, driven by Commercial Lines growth of 17%, which was balanced between 18% growth in North America and 15% growth in International reflecting improved retention, outstanding levels of new business, and a continued strong rate environment. We also reported another quarter of impressive underwriting profitability, with a combined ratio of 99.7 inclusive of catastrophe losses, and 90.5, as adjusted, which represents a 2.8 point improvement from the accident year combined ratio, as adjusted, in the third quarter of 2020.

“Life and Retirement was once again a solid contributor to profitability delivering adjusted pre-tax income of $877 million and a return on adjusted segment common equity of 12.2%.

“In the third quarter we repurchased $1.1 billion of common stock, redeemed $1.5 billion of debt and ended the quarter with $5.3 billion of liquidity, all demonstrating the strength of our balance sheet and exceptional financial flexibility as we execute against our capital management strategy.

“AIG’s performance in the third quarter and through the first nine months of the year validates the strategy we have been executing on over the last few years. We have vastly improved the quality of our portfolio by delivering superior risk solutions, we continue to embed operational excellence across the organization, and we recently reached a significant milestone toward making Life and Retirement a standalone company by closing on the sale of a 9.9% equity stake to Blackstone. AIG is well on its way to becoming a top performing company that delivers sustainable profitable growth over the long-term.”

FOR IMMEDIATE RELEASE

For the third quarter of 2021, net income attributable to AIG common shareholders was $1.7 billion, or $1.92 per diluted common share, compared to net income of $281 million, or $0.32 per diluted common share, in the prior year quarter. The increase was primarily due to net realized gains in the current quarter compared to net realized losses in the prior year quarter and overall strong General Insurance underwriting results, including lower CATs. These pre-tax increases were partially offset by Life and Retirement, which had higher DAC amortization principally due to the impact of the annual assumption review which was partially offset by the gain from the sale of our retail mutual fund business and higher income tax expense primarily due to higher income from operations.

AATI was $837 million, or $0.97 per diluted common share, for the third quarter of 2021 compared to $708 million, or $0.81 per diluted common share, in the prior year quarter. The increase was primarily due to strong General Insurance underwriting results, including lower CATs, partially offset by lower APTI from Life and Retirement.

Total consolidated net investment income for the third quarter of 2021 was $3.7 billion, down 2% from $3.8 billion in the prior year quarter primarily due to lower returns from fair value option equity and fixed income securities, partially offset by strong alternative investment income from private equity. Total net investment income on an APTI basis* was $3.3 billion, an increase of $78 million compared to the prior year quarter reflecting higher private equity income.

Book value per common share was $77.03 as of September 30, 2021, an increase of 0.7% from December 31, 2020 and 0.4% from June 30, 2021. Adjusted book value per common share was $61.80, an increase of 8.4% from December 31, 2020 and 2.9% from June 30, 2021 reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per share was $55.89, an increase of 9.2% from December 31, 2020 and 3.0% from June 30, 2021.

As of September 30, 2021, AIG Parent liquidity was approximately $5.3 billion. AIG repurchased approximately 20 million shares of AIG common stock during the third quarter for an aggregate purchase price of $1.1 billion. Additionally, in the third quarter of 2021 AIG redeemed $1.5 billion aggregate principal amount of 4.875% Notes Due 2022 and repurchased, through cash tender offers, and canceled certain notes and debentures issued or guaranteed by AIG. AIG’s total debt and preferred stock to total capital leverage at September 30, 2021 was 26.1%, down from 27.0% at June 30, 2021.

Today, the AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock (NYSE: AIG). The dividend is payable on December 30, 2021 to stockholders of record at the close of business on December 16, 2021.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on December 15, 2021 to holders of record at the close of business on November 30, 2021.

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended September 30,
($ in millions, except per common share amounts)	2020	2021
Net income attributable to AIG common shareholders	$281	$1,660
Net income per diluted share attributable to AIG common shareholders	$0.32	$1.92

Adjusted pre-tax income (loss)	$916	$1,126
General Insurance	416	811
Life and Retirement	1,008	877
Other Operations	(508)	(562)

Net investment income	$3,800	$3,715
Net investment income, APTI basis	3,198	3,276

Adjusted after-tax income attributable to AIG common shareholders	$708	$837
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$0.81	$0.97

Weighted average common shares outstanding - diluted (in millions)	873.1	864.0

Return on common equity	1.8%	10.2%
Adjusted return on common equity	5.8%	6.5%

Book value per common share	$73.86	$77.03
Adjusted book value per common share	$56.78	$61.80

Common shares outstanding (in millions)	861.4	835.8

All comparisons are against the third quarter of 2020, unless otherwise indicated. Refer to the AIG Third Quarter 2021 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2020	2021	Change
Gross premiums written	$8,251	$9,305	13%

Net premiums written	$5,924	$6,590	11%
North America	2,571	3,005	17
North America Commercial Lines	2,186	2,576	18
North America Personal Insurance	385	429	11
International	3,353	3,585	7
International Commercial Lines	1,795	2,071	15
International Personal Insurance	1,558	1,514	(3)

Underwriting income (loss)	$(423)	$20	NM	%
North America	(370)	(166)	55
North America Commercial Lines	(153)	(503)	(229)
North America Personal Insurance	(217)	337	NM
International	(53)	186	NM
International Commercial Lines	(148)	(94)	36
International Personal Insurance	95	280	195

Net investment income, APTI basis	$839	$791	(6)%
Adjusted pre-tax income	$416	$811	95%
Return on adjusted segment common equity	3.1%	7.9%	4.8	pts

Underwriting ratios:
North America Combined Ratio (CR)	114.8	105.7	(9.1	)pts
North America Commercial Lines CR	107.0	120.0	13.0
North America Personal Insurance CR	170.5	14.9	(155.6)
International CR	101.7	94.7	(7.0)
International Commercial Lines CR	108.4	104.8	(3.6)
International Personal Insurance CR	94.0	82.2	(11.8)
General Insurance (GI) CR	107.2	99.7	(7.5)

GI Loss ratio	74.6	68.4	(6.2	)pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(13.5)	(9.7)	3.8
Prior year development	(0.4)	0.5	0.9
GI Accident year loss ratio, as adjusted	60.7	59.2	(1.5)
GI Expense ratio	32.6	31.3	(1.3)
GI Accident year combined ratio, as adjusted (AYCR)	93.3	90.5	(2.8)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	97.2	91.5	(5.7	)pts
North America Commercial Lines AYCR	94.2	90.5	(3.7)
North America Personal Insurance AYCR	118.6	98.4	(20.2)
International AYCR	90.5	89.6	(0.9)
International Commercial Lines AYCR	88.9	86.8	(2.1)
International Personal Insurance AYCR	92.2	93.0	0.8

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the third quarter of 2021 increased 11% (10% on a constant dollar basis) to $6.6 billion from the prior year quarter driven by strong North America Commercial Lines and International Commercial Lines growth of 18% and 15% (12% on a constant dollar basis), respectively, reflecting strong rate improvement, higher renewal retentions and strong new business production. Additionally, North America Personal Insurance net premiums written growth of 11% reflects increases in the Travel and Warranty business driven by increased consumer spending, partially offset by lower Private Client Group (PCG) business driven by underwriting actions taken to improve our portfolio mix and rate adequacy. International Personal Insurance net premiums written decreased 3% (down 3% on a constant dollar basis) compared to the prior year quarter primarily due to underwriting actions taken to improve our portfolio mix and rate adequacy, partially offset by growth in Travel due to a rebound in travel activity.

•	Third quarter 2021 APTI increased by $395 million to $811 million from the prior year quarter due to continued improvement in underwriting results. Underwriting income was $20 million in the third quarter of 2021 compared to an underwriting loss of $423 million in the prior year quarter. The underwriting income included $628 million of CATs, predominantly from Hurricane Ida and U.K. and European floods, compared to $790 million in the prior year quarter, which included $185 million of estimated COVID-19 losses. Despite the elevated level of global catastrophic activity in the third quarter of 2021, AIG’s losses were mitigated by improved underwriting and enhanced reinsurance protections.

•	Third quarter 2021 also included favorable net prior year loss reserve development, net of reinsurance (PYD) of $50 million, including $47 million of favorable amortization from the Adverse Development Cover, compared to total unfavorable PYD of $13 million in the prior year quarter. The third quarter benefited from favorable development on our worldwide short-tail lines, which included lower emerged claims frequency from accident year 2020, and lower expected ultimate losses related to 2017 and 2018 wildfires driven largely from subrogation recoveries and continued favorable development in U.S. Workers Compensation. The favorable PYD is contrasted by reserve strengthening in Global Financial Lines with North America Financial Lines being primarily attributable to accident years 2016 through 2018 whereas, International depending on the Region involved, included a broader range of accident years. Subrogation recoveries related to 2018 California wildfires losses in our Personal Insurance business were largely offset by the reversal of recorded reinsurance recoveries for 2018 in our Commercial Lines business of approximately $206 million, as we no longer reached the attachment point under our North American aggregate CAT cover as a result of the receipt of the subrogation amounts.

•	General Insurance continued to generate improved underwriting results, with a combined ratio of 99.7, a 7.5 point decrease from 107.2 in the prior year quarter. The improvement reflects lower CATs and overall strong underwriting results driven by improvements in both the loss and expense ratios of 6.2 points and 1.3 points, respectively. The General Insurance accident year combined ratio, as adjusted, was 90.5, an improvement of 2.8 points from the prior year quarter and was comprised of a 59.2 accident year loss ratio, as adjusted*, and an expense ratio of 31.3. The General Insurance accident year loss ratio, as adjusted, improved by 1.5 points from the prior year quarter reflecting continued improvement in the commercial underwriting business mix and quality of the portfolio. The General Insurance total expense ratio improved 1.3 points from the prior year quarter reflecting continued general operating expense discipline as we grow the portfolio, including benefits from the AIG 200 program.

•	Commercial Lines underwriting results continued to show strong improvement due to improved business mix and premium growth along with continued rate increases. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 3.7 points to 90.5, and for International Commercial Lines improved 2.1 points to 86.8 compared to the prior year quarter.

FOR IMMEDIATE RELEASE

•	Personal Insurance underwriting results also improved driven by North America. The North America Personal Insurance accident year combined ratio, as adjusted, improved 20.2 points to 98.4 compared to the prior year quarter reflecting improved attritional PCG loss experience and a rebound in travel insurance premiums. The International Personal Insurance accident year combined ratio, as adjusted, increased 0.8 points to 93.0 reflecting a 1.5 point increase in the accident year loss ratio, as adjusted, to 51.9 compared to the prior year quarter, partially offset by a 0.7 point improvement in the expense ratio to 41.1.

LIFE AND RETIREMENT

	Three Months Ended
	September 30,
($ in millions, except as indicated)	2020	2021	Change
Adjusted pre-tax income (loss)	$1,008	$877	(13)%
Individual Retirement	532	292	(45)
Group Retirement	338	316	(7)
Life Insurance	32	134	319
Institutional Markets	106	135	27

Premiums and fees	$1,434	$1,756	22%
Individual Retirement	256	311	21
Group Retirement	120	142	18
Life Insurance	736	757	3
Institutional Markets	322	546	70

Premiums and deposits	$6,998	$7,234	3%
Individual Retirement	2,702	3,257	21
Group Retirement	1,772	1,831	3
Life Insurance	1,076	1,152	7
Institutional Markets	1,448	994	(31)

Net flows	$(1,726)	$(919)	47%
Individual Retirement*	(769)	95	NM
Group Retirement	(957)	(1,014)	(6)

Net investment income, APTI basis	$2,332	$2,435	4%
Return on adjusted segment common equity	15.5%	12.2%	(3.3	)pts

* Includes Retail Mutual Funds and in 2021, excludes $7.0 billion of funds (i) transferred related to the Touchstone sale or (ii) liquidated.

Life and Retirement

•	Life and Retirement reported APTI of $877 million for the third quarter of 2021, down 13% from $1.0 billion in the prior year quarter. The third quarter of 2021 included a $166 million unfavorable impact from the annual actuarial assumption update, unfavorable mortality, higher general operating expenses (GOE) and increases in deferred policy acquisition costs amortization and reserves primarily in Individual Retirement and Group Retirement, partially offset by higher fee income as well as strong alternative investment income across all segments. Life Insurance APTI of $134 million, increased $102 million from $32 million in the prior year quarter primarily reflecting favorable impacts from the annual actuarial assumption update, partially offset by unfavorable mortality.

FOR IMMEDIATE RELEASE

•	Premiums were $1.0 billion, up from $785 million, or 33%, from the prior year quarter driven by higher pension risk transfer activity in third quarter of 2021. Premiums and deposits increased 3%, or $236 million, from the prior year quarter to $7.2 billion due to the recovery from broad industry-wide sales disruption resulting from COVID-19 and the increase in pension risk transfer activity.

•	Individual and Group Retirement net flows were negative $919 million, a significant improvement of $807 million from the prior year quarter due to a recovery from 2020 sales disruptions from COVID-19. Excluding Retail Mutual Funds, which was sold in third quarter of 2021, Individual Retirement recorded net inflows of $240 million compared to net outflows of $110 million in the prior year quarter, largely due to a recovery from the broad industry-wide sales disruption resulting from COVID-19. In the Group Retirement business, net flows were negative $1.0 billion, slightly elevated than the prior year quarter reflecting higher surrenders.

OTHER OPERATIONS

	Three Months Ended
	September 30,
($ in millions)	2020	2021	Change
Corporate and Other	$(395)	$(583)	(48)%
Asset Management	27	213	NM
Adjusted pre-tax loss before consolidation and eliminations	(368)	(370)	(1)
Consolidation and eliminations	(140)	(192)	(37)
Adjusted pre-tax loss	$(508)	$(562)	(11)%

Other Operations

•	Third quarter adjusted pre-tax loss (APTL) was $562 million, including $192 million of reductions from consolidation and eliminations, compared to APTL of $508 million, including $140 million of reductions from consolidation and eliminations, in the prior year quarter. The increase in consolidation and eliminations APTL reflects the elimination of the insurance companies’ net investment income on their investment in consolidated investment entities.

•	Before consolidation and eliminations, the increase in APTL reflects higher corporate GOE including increases in performance-based employee compensation, partially offset by higher net investment income and lower corporate interest expense resulting from year-to-date debt redemption activity.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT SEPARATION

•	On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG.

•	On July 14, 2021, AIG and Blackstone Inc. (Blackstone) announced that they reached a definitive agreement for Blackstone to acquire a 9.9 percent equity stake in SAFG Retirement Services, Inc. (SAFG), which is the holding company for AIG’s Life and Retirement business, for $2.2 billion in an all cash transaction, subject to adjustment if the final pro forma adjusted book value is greater or lesser than the target pro forma adjusted book value. As part of this agreement, AIG also agreed to enter into a long-term asset management relationship with Blackstone to manage an initial $50 billion of Life and Retirement’s existing investment portfolio upon closing of the equity investment, with that amount increasing by increments of $8.5 billion per year for the next five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion. These transactions closed on November 2, 2021. While we currently believe an IPO is the next step in the separation of the Life and Retirement business from AIG, no assurance can be given regarding the form that future separation transactions may take or the specific terms or timing thereof, or that a separation will in fact occur. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission (SEC).

•	Additionally, AIG and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, announced on July 14, 2021 that they reached a definitive agreement for BREIT to acquire AIG’s interests in a U.S. affordable housing portfolio for approximately $5.1 billion, subject to certain adjustments, in an all cash transaction. As of September 30, 2021, the assets and liabilities related to the Affordable Housing portfolio, $4.3 billion and $2.7 billion, respectively, are classified as held for sale and are reported in Other assets and Other liabilities within AIG’s Condensed Consolidated Balance Sheets. This transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2021.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, November 5, 2021 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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FOR IMMEDIATE RELEASE

Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, projections, goals and assumptions that are not historical facts, but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These statements, including projections, goals and assumptions are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These statements may relate to future actions, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of natural catastrophes, including COVID-19, macroeconomic events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and AIG’s financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these statements, projections, goals and assumptions. Factors that could cause AIG’s actual results to differ, possibly materially include:

•	AIG's ability to successfully separate the Life and Retirement business and the impact any separation may have on AIG, its businesses, employees, contracts and customers;
•	AIG's ability to close the sale of its Affordable Housing portfolio to an affiliate of Blackstone;
•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, other pandemics, civil unrest and the effects of climate change;
•	changes in market and industry conditions, including a prolonged global economic recovery, volatility in financial and capital markets, fluctuations in interest rates, inflationary pressures and disruptions to AIG's operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;
•	AIG's ability to effectively execute on the AIG 200 operational programs designed to modernize AIG's operating infrastructure and enhance user and customer experiences, and AIG’s ability to achieve anticipated cost savings from AIG 200;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;
•	availability and affordability of reinsurance;
•	disruptions in the availability of AIG's electronic data systems or those of third parties;
•	the impact of COVID-19 generally, including with respect to AIG's business, financial condition and results of operations;
•	changes to the valuation of AIG's investments;
•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•	the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•	AIG's ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

FOR IMMEDIATE RELEASE

•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	changes in judgments concerning potential cost-saving opportunities;
•	concentrations in AIG's investment portfolios;
•	changes to our sources of or access to liquidity;
•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings; and
•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (which will be filed with the Securities and Exchange Commission), Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and – Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A of the 2020 Annual Report.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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FOR IMMEDIATE RELEASE

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Third Quarter 2021 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

FOR IMMEDIATE RELEASE

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets;

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•	loss (gain) on extinguishment of debt;

•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to a one-time lump sum payment to former employees;

•	income and loss from divestitures;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized gains (losses) and other charges from noncontrolling interests.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and Accident year combined ratios, as adjusted: both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
g)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to current year catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
h)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#   #   #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended September 30,
	2020				2021
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income/net income, including noncontrolling interests	$368	$74	$-	$299	$2,176	$439	$-	$1,737
Noncontrolling interests	-	-	(11)	(11)	-	-	(70)	(70)
Pre-tax income/net income attributable to AIG	368	74	(11)	288	2,176	439	(70)	1,667
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				281				1,660
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	7	-	(7)	-	35	-	(35)
Deferred income tax valuation allowance (releases) charges(b)	-	8	-	(8)	-	(45)	-	45
Changes in fair value of securities used to hedge guaranteed living benefits	(15)	(3)	-	(12)	(26)	(5)	-	(21)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized gains (losses)	(78)	(17)	-	(61)	(9)	(3)	-	(6)
Changes in the fair value of equity securities	(119)	(25)	-	(94)	45	7	-	38
(Gain) loss on extinguishment of debt	(2)	(1)	-	(1)	51	10	-	41
Net investment income on Fortitude Re funds withheld assets	(458)	(96)	-	(362)	(495)	(103)	-	(392)
Net realized gains on Fortitude Re funds withheld assets	(32)	(7)	-	(25)	(190)	(40)	-	(150)
Net realized losses on Fortitude Re funds withheld embedded derivative	656	137	-	519	209	44	-	165
Net realized (gains) losses(c)	512	89	-	423	(652)	(132)	-	(520)
Income from discontinued operations	-	-	-	(5)	-	-	-	-
(Income) loss from divestitures	24	14	-	10	(102)	(22)	-	(80)
Non-operating litigation reserves and settlements	1	-	-	1	3	-	-	3
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(30)	(6)	-	(24)	(115)	(23)	-	(92)
Net loss reserve discount (benefit) charge	(31)	(6)	-	(25)	72	15	-	57
Pension expense related to a one-time lump sum payment to former employees	-	-	-	-	27	6	-	21
Integration and transaction costs associated with acquiring or divesting businesses	1	1	-	-	11	3	-	8
Restructuring and other costs	100	21	-	79	104	22	-	82
Non-recurring costs related to regulatory or accounting changes	19	4	-	15	17	4	-	13
Noncontrolling interests primarily related to net realized gains (losses) of Fortitude Holdings' standalone results(d)	-	-	4	4	-	-	-	-
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$916	$194	$(7)	$708	$1,126	$212	$(70)	$837

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Nine Months Ended September 30,
	2020				2021
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(6,735)	$(918)	$-	$(5,813)	$7,051	$1,234	$-	$5,817
Noncontrolling interests	-	-	(78)	(78)	-	-	(175)	(175)
Pre-tax income (loss)/net income (loss) attributable to AIG	(6,735)	(918)	(78)	(5,891)	7,051	1,234	(175)	5,642
Dividends on preferred stock				22				22
Net income (loss) attributable to AIG common shareholders				(5,913)				5,620
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	(204)	-	204	-	901	-	(901)
Deferred income tax valuation allowance charges(b)	-	(92)	-	92	-	(706)	-	706
Changes in fair value of securities used to hedge guaranteed living benefits	(24)	(5)	-	(19)	(61)	(12)	-	(49)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized gains (losses)	205	43	-	162	74	15	-	59
Changes in the fair value of equity securities	16	3	-	13	36	5	-	31
Loss on extinguishment of debt	15	3	-	12	149	31	-	118
Net investment income on Fortitude Re funds withheld assets	(574)	(120)	-	(454)	(1,488)	(312)	-	(1,176)
Net realized gains on Fortitude Re funds withheld assets	(128)	(27)	-	(101)	(536)	(113)	-	(423)
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	1,493	313	-	1,180	(117)	(24)	-	(93)
Net realized gains(c)	(1,375)	(309)	-	(1,066)	(1,220)	(260)	-	(960)
Income from discontinued operations	-	-	-	(4)	-	-	-	-
(Income) loss from divestitures	8,652	1,716	-	6,936	(108)	(23)	-	(85)
Non-operating litigation reserves and settlements	(5)	(1)	-	(4)	3	-	-	3
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(71)	(15)	-	(56)	(199)	(41)	-	(158)
Net loss reserve discount charge	41	9	-	32	62	13	-	49
Pension expense related to a one-time lump sum payment to former employees	-	-	-	-	27	6	-	21
Integration and transaction costs associated with acquiring or divesting businesses	7	2	-	5	55	12	-	43
Restructuring and other costs	324	68	-	256	304	64	-	240
Non-recurring costs related to regulatory or accounting changes	46	10	-	36	58	12	-	46
Noncontrolling interests primarily related to net realized gains (losses) of Fortitude Holdings' standalone results(d)	-	-	63	63	-	-	-	-
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,887	$476	$(15)	$1,374	$4,090	$802	$(175)	$3,091

(a) Nine months ended September 30, 2021 includes the completion of audit activity by the Internal Revenue Service (IRS). Nine months ended September 30, 2020 includes the write-down of net operating loss deferred tax assets in certain foreign jurisdictions, which is offset by valuation allowance release.

(b) Nine months ended September 30, 2021 as well as three and nine months ended September 30, 2020 include valuation allowance established against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as valuation allowance changes in certain foreign jurisdictions.

(c) Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(d) Prior to June 2, 2020, noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the sale of a majority of the interests in Fortitude Holdings. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude Holdings is carried at cost within AIG’s Other invested assets, which was $100 million as of September 30, 2021.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended September 30,				Nine Months Ended September 30,
Earnings per common share:	2020	2021	% Inc. (Dec.)		2020	2021	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$0.31	$1.95	NM	%	$(6.80)	$6.53	NM	%
Income from discontinued operations	0.01	-	NM		-	-	NM
Net income (loss) attributable to AIG common shareholders	$0.32	$1.95	NM		$(6.80)	$6.53	NM
Diluted
Income (loss) from continuing operations	$0.31	$1.92	NM		$(6.80)	$6.45	NM
Income from discontinued operations	0.01	-	NM		-	-	NM
Net income (loss) attributable to AIG common shareholders	$0.32	$1.92	NM		$(6.80)	$6.45	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$0.81	$0.97	19.8%		$1.57	$3.55	126.1%
Weighted average shares outstanding:
Basic	867.7	852.8			869.6	861.2
Diluted (a)	873.1	864.0			869.6	871.0

(a) For the nine-month period ended September 30, 2020, because we reported a net loss attributable to AIG common shareholders, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported adjusted after-tax income attributable to AIG common shareholders, the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders includes 4,432,369 dilutive shares for the nine-month period ended September 30, 2020.

Reconciliation of Book Value per Common Share

As of period end:	September 30, 2020	December 31, 2020	June 30, 2021	September 30, 2021
Total AIG shareholders' equity	$64,108	$66,362	$66,083	$64,863
Less: Preferred equity	485	485	485	485
Total AIG common shareholders' equity (a)	63,623	65,877	65,598	64,378
Less: Accumulated other comprehensive income (AOCI)	10,978	13,511	10,209	8,606
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	4,392	4,657	3,341	2,966
Less: Deferred tax assets (DTA)*	8,123	7,907	7,374	7,083
Total adjusted AIG common shareholders' equity (b)	$48,914	$49,116	$51,356	$51,655
Less: Intangible assets:
Goodwill	4,026	4,074	4,083	4,058
Value of business acquired	122	126	121	117
Value of distribution channel acquired	507	497	477	467
Other intangibles	322	319	305	302
Total intangible assets	4,977	5,016	4,986	4,944
Total adjusted tangible common shareholders' equity (c)	$43,937	$44,100	$46,370	$46,711
Total common shares outstanding (d)	861.4	861.6	854.9	835.8

	September 30,	% Inc.	December 31,	% Inc.	June 30,	% Inc.	September 30,
As of period end:	2020	(Dec.)	2020	(Dec.)	2021	(Dec.)	2021
Book value per common share (a÷d)	$73.86	4.3%	$76.46	0.7%	$76.73	0.4%	$77.03
Adjusted book value per common share (b÷d)	56.78	8.8	57.01	8.4	60.07	2.9	61.80
Adjusted tangible book value per common share (c÷d)	51.01	9.6	51.18	9.2	54.24	3.0	55.89

Reconciliation of Return On Common Equity

	Three Months Ended September 30,
	2020	2021
Actual or Annualized net income attributable to AIG common shareholders (a)	$1,124	$6,640
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$2,832	$3,348
Average AIG common shareholders' equity (c)	$62,686	$64,988
Less: Average AOCI	10,074	9,408
Add: Average cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	4,304	3,154
Less: Average DTA*	8,383	7,229
Average adjusted common shareholders' equity (d)	$48,533	$51,505
ROCE (a÷c)	1.8%	10.2%
Adjusted return on common equity (b÷d)	5.8%	6.5%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Net Investment Income

	Three Months Ended
	September 30,
	2020	2021
Net investment income per Consolidated Statements of Operations	$3,800	$3,715
Changes in fair value of securities used to hedge guaranteed living benefits	(15)	(14)
Changes in the fair value of equity securities	(119)	45
Net investment income on Fortitude Re funds withheld assets	(458)	(495)
Net realized gains (losses) related to economic hedges and other	(10)	25
Total Net investment income - APTI Basis	$3,198	$3,276

Net Premiums Written - Change in Constant Dollar

	Three Months Ended September 30, 2021
General Insurance	General Insurance	International - Commercial Lines	International - Personal Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	10%	12%	(3)%
Foreign exchange effect	1	3	-
Increase (decrease) as reported in U.S. dollars	11%	15%	(3)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	September 30,
	2020	2021
Total General Insurance
Combined ratio	107.2	99.7
Catastrophe losses and reinstatement premiums	(13.5)	(9.7)
Prior year development	(0.4)	0.5
Accident year combined ratio, as adjusted	93.3	90.5

North America
Combined ratio	114.8	105.7
Catastrophe losses and reinstatement premiums	(23.1)	(15.2)
Prior year development	5.5	1.0
Accident year combined ratio, as adjusted	97.2	91.5

North America - Commercial Lines
Combined ratio	107.0	120.0
Catastrophe losses and reinstatement premiums	(19.1)	(15.2)
Prior year development	6.3	(14.3)
Accident year combined ratio, as adjusted	94.2	90.5

North America - Personal Insurance
Combined ratio	170.5	14.9
Catastrophe losses and reinstatement premiums	(51.3)	(15.2)
Prior year development	(0.6)	98.7
Accident year combined ratio, as adjusted	118.6	98.4

International
Combined ratio	101.7	94.7
Catastrophe losses and reinstatement premiums	(6.4)	(5.1)
Prior year development	(4.8)	-
Accident year combined ratio, as adjusted	90.5	89.6

International - Commercial Lines
Combined ratio	108.4	104.8
Catastrophe losses and reinstatement premiums	(7.6)	(7.1)
Prior year development	(11.9)	(10.9)
Accident year combined ratio, as adjusted	88.9	86.8

International - Personal Insurance
Loss ratio	52.2	41.1
Catastrophe losses and reinstatement premiums	(4.8)	(2.6)
Prior year development	3.0	13.4
Accident year loss ratio, as adjusted	50.4	51.9

Combined ratio	94.0	82.2
Catastrophe losses and reinstatement premiums	(4.8)	(2.6)
Prior year development	3.0	13.4
Accident year combined ratio, as adjusted	92.2	93.0

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	September 30,
	2020	2021

Adjusted pre-tax income	$416	$811
Interest expense on attributed financial debt	146	149
Adjusted pre-tax income including attributed interest expense	270	662
Income tax expense	70	153
Adjusted after-tax income	200	509
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$197	$506

Ending adjusted segment common equity	$25,085	$25,884
Average adjusted segment common equity	$25,140	$25,679
Return on adjusted segment common equity	3.1%	7.9%

Total segment shareholder’s equity	$25,800	$26,381
Less: Preferred equity	193	201
Total segment common equity	25,607	26,180
Less: Accumulated other comprehensive income (AOCI)	828	492
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	306	196
Total adjusted segment common equity	$25,085	$25,884

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	September 30,
	2020	2021

Adjusted pre-tax income	$1,008	$877
Interest expense on attributed financial debt	72	75
Adjusted pre-tax income including attributed interest expense	936	802
Income tax expense	189	160
Adjusted after-tax income	747	642
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$745	$640

Ending adjusted segment common equity	$19,421	$21,235
Average adjusted segment common equity	$19,261	$20,962
Return on adjusted segment common equity	15.5%	12.2%

Total segment shareholder’s equity	$27,937	$29,131
Less: Preferred equity	129	143
Total segment common equity	27,808	28,988
Less: Accumulated other comprehensive income (AOCI)	12,425	10,577
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	4,038	2,824
Total adjusted segment common equity	$19,421	$21,235

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	September 30,
	2020	2021
Individual Retirement:
Premiums	$35	$66
Deposits	2,670	3,190
Other	(3)	1
Total premiums and deposits	$2,702	$3,257

Group Retirement:
Premiums	$5	$7
Deposits	1,767	1,824
Other	-	-
Total premiums and deposits	$1,772	$1,831

Life Insurance:
Premiums	$470	$469
Deposits	394	403
Other	212	280
Total premiums and deposits	$1,076	$1,152

Institutional Markets:
Premiums	$275	$499
Deposits	1,167	488
Other	6	7
Total premiums and deposits	$1,448	$994

Total Life and Retirement:
Premiums	$785	$1,041
Deposits	5,998	5,905
Other	215	288
Total premiums and deposits	$6,998	$7,234